UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 1, 2005

AKSYS, LTD.

(Exact name of registrant as specified in its charter)

000-28290
(Commission File Number)

Delaware

36-3890205

(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

Two Marriott Drive
Lincolnshire, Illinois  60069
(Address of principal executive offices, with zip code)

(847) 229-2020
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address,
if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01.  Entry into a Material Definitive Agreement

On November 1, 2005, Aksys, Ltd. (the “Company”) entered into a Research, Development and License Agreement (the “Research, Development and License Agreement”) with DEKA Products Limited Partnership and DEKA Research and Development Corp. (“DEKA”).

Under the Research, Development and License Agreement, DEKA will develop a next generation product for the Company consisting of certain hemodialysis equipment and related solution preparation processes.  DEKA will be compensated for its development work on a cost plus basis, which will be generally determined based upon DEKA’s costs incurred and hours spent on the project.  The Company is required to make a payment to DEKA of approximately $950,000 for services performed through December 10, 2005, subject to reconciliation to DEKA’s actual costs incurred and hours spent pursuant to the project.  Thereafter,  the Company is required to make payments to DEKA of approximately $200,000 per month, again subject to periodic reconciliation to DEKA’s actual costs incurred and hours spent pursuant to the project.  The Company retains the right to terminate this development work at any time.  In addition, the Company will pay DEKA royalties based upon a percentage of net sales of products developed under the Research, Development and License Agreement (the “Product”) with the applicable percentage based upon the number of patients using such Product.

DEKA will own the intellectual property under the Research, Development and License Agreement, except that the Company shall own title to any and all intellectual property created and developed solely by the Company independent of any assistance from DEKA as a result of the Company’s own development efforts.  Under the Research, Development and License Agreement DEKA grants to the Company a license to use certain patents and technical information related to hemodialysis and solution preparation processes.

Item 3.02.  Unregistered Sale of Equity Securities

The Research, Development and License Agreement provides for the issuance to DEKA of warrants to purchase 350,000 shares of the Company’s common stock (the “Warrants”).  The Warrants become exercisable upon achievement of the following milestones: (i) 100,000 warrant shares shall vest upon a concept freeze of the Product (ii) 100,000 warrant shares shall vest upon a prototype being built for the Product (iii) 100,000 warrant shares shall vest upon transfer of the Product to a manufacturer and (iv) 50,000 warrant shares shall vest upon commercial shipment of the Product.  The Warrants have a term of ten years.  If specified dates which are targeted for reaching milestones in the Research, Development and License Agreement are not achieved warrants to purchase up to 120,000 shares of the Company’s common stock may be forfeited by DEKA.

The exercise price of the Warrants is $1.62 per share, the average of the high and low trading price of the Company’s common stock on the NASDAQ National Market System on the date of execution of the Research, Development and License Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 4, 2005

AKSYS, LTD.

/s/ Laurence P. Birch
By:	Laurence P. Birch
Its:	Senior Vice President and
Chief Financial Officer